Exhibit 99.1

Social Reality Q4 and Full Year 2015 Conference Call Script

Participants:  Christopher Miglino, Robert Haag

Dial-In Numbers for Company Executives/Speakers:

Live PRESENTER Dial-In (Toll-Free): 877-407-8294

Earnings Call Script:

Conference Specialist Opening Speech: Read by conference call Company’s operator

Greetings and welcome to Social Reality’s 2015 Fourth Quarter and Full Year Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the call, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce Robert Haag, Managing Director at IRTH Communications. Mr. Haag, you may begin…

Introduction and Safe Harbor: Robert Haag

Good afternoon everyone.

I would like to welcome all of you to Social Reality’s Fourth Quarter and Full Year 2015 conference call. With us today is Social Reality’s Chief Executive Officer, Christopher Miglino.

Before I turn the call over to Christopher, I would like to remind you that in this call, management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements during the question and answer session. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Social Reality, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Social Reality at this time. In addition, other risks are more fully described in Social Reality's public filings with the U.S. Securities and Exchange Commission, which can be reviewed at www.sec.gov. Finally, please note that on today’s call management will refer to certain non-GAAP financial measures in which Social Reality excludes certain expenses from its GAAP financial results. Please refer to Social Reality's 2015 10-K for a full reconciliation of its non-GAAP performance measures to the most comparable GAAP financial measures.

Last Wednesday, March 16th, the company filed its 10K with the SEC and afterwards issued a press release announcing its financial results, so participants in this call who may not have already done so, may wish to look at those documents as we provide a summary of the results on this call.

I would like to now turn the call over to Social Reality’s CEO, Christopher Miglino, who will give an overview of the Company’s business activities and developments for the Fourth Quarter and Full Year 2015, as well as an overview of the Company’s operating and financial metrics. We will then open the call for Q&A.

Christopher….

Christopher Miglino

Thanks Robert.

Hello everyone and thank you all for joining our call today.

Brief Intro & About

Social Reality operates a powerful online marketing and advertising platform.  In 2015, the company delivered solid growth in both revenues and gross profits.  Our year-over-year revenues showed an increase of almost 500% and our gross profit increased by more than 580%.  Later on in the call I will walk you through a more detailed review of our numbers and we will take a deeper look at our unique value proposition and how that drives our progress in this market sector. First let me provide you a 20,000 foot view of Social Reality and the trends in the internet marketing industries that are supporting our growth.

What’s Driving Our Growth

We believe that Social Reality is rapidly becoming one of the leading providers in the digital advertising space. We pride ourselves on strategy, innovation and execution and the fruit of our efforts is evident in our growth and the demand for our programmatic platform offerings. From traditional banner advertising to mobile, video, native and social media, we have developed solutions that help brands and publishers maximize returns on their digital assets.

Our sector is also quickly evolving and several market statistics continue to support this. In fact, the U.S. real-time bidding market, (one of our primary focuses) was valued at $2.4 billion in 2014 and is now projected to grow to $14.4 billion by 2017.

BI Intelligence also suggests that real-time bidding, a key piece of the programmatic ecosystem, will account for over 33% of U.S. digital ad sales, or $18.2 billion, in 2018. According to Statista, in 2015, the advertising revenue of social networks worldwide amounted to $25.1 billion and is now projected to grow to $41 billion in 2017.

I believe Social Reality is well poised to ride the wave of both of these markets which provide very significant opportunities. Our team has worked diligently to establish the company as a leader in these spaces, and we offer advertisers a consolidated platform, customer loyalty applications, cross-platform programs, media buying, analysis and more. For publishers, we offer increased revenue yield, a single platform to manage ads, access to real-time bidding buyers, retargeting capabilities and content optimization.

We are proud to be one of the few publicly traded ad tech companies with a positive Adjusted EBITDA. We strongly believe that this is a great time to be in the digital advertising space as it is still in its infancy and already a multi-billion market. We also believe that Social Reality is well positioned to capture a growing portion of this spending due to the current size of real-time bidding and social media markets, as well as the expected continuation of rapid growth in the digital media space.

Our Strategy for Growth

Over the past year we’ve hit several significant milestones which we believe make our story extremely compelling to the investment community. These milestones include surpassing our financial revenue guidance target for 2015, making accretive strategic acquisitions that allow us to differentiate ourselves and streamlining our process to offer all-encompassing marketing services. In doing all this, Social Reality is achieving superior performance from our proprietary suite of products which includes our real-time bidding management, our pharma targeted advertising platforms and social media platform for brands and publishers.

I’d like to talk about our core technologies and what makes us so unique in this business, which we believe solidifies our position amongst our competitors.

We have three revenue sources:

SRAX – is our RTB buy side and sell side platform.

SRAX sell side  –. Our technology assists publishers in delivering their media inventory to the RTB exchanges. An RTB exchange is a method of selling and buying online display advertising in real time, one ad impression at a time, utilizing computer algorithms to automatically buy and sell ads in real-time. Our tools provide reporting to these publishers about the sales of their media inventory on these exchanges. We believe that our tools assist publishers in maximizing their revenues. We contract with web and mobile publishers to sell their media inventory on the RTB exchanges by having the publisher sign up on our portal to become one of our publishing partners. Once the publisher signs up, the traffic they deliver is evaluated by us for fraud potential; once approved, we provide the publisher with technology that allow us to deliver advertising to their approved sites or applications. This includes providing the partner with technology from our advertising server that they then place onto their webpage. This "tag" allows us to fill advertising space on the publisher's website when we have an advertiser that would like to buy the space. Our platform presents all of the media inventory from our publishing partners to many different buyers at the same time, and then those buyers have the ability to bid on the inventory. Our system then takes the highest price offered and sells the space to that bidder. The price that advertisers are willing to pay for any specific placement is determined in real time and we seek to deliver the highest paid ad at any given time.

SRAX Buy Side -   We also provide our SRAX platform to brands and their advertising agencies. We build custom platforms that allow our agency partners to launch and manage their own campaigns by enabling them to directly place advertising orders on the platform dashboard and view and analyze results as they occur. These efforts involve working with the brand and agencies to understand their marketing objectives and then customizing our buying platform to allow these clients to import their own first party consumer targeting data to maximize their media buys. We also provide the clients access to third party consumer targeting data that allows them to further target their media buys. In some instances we provide these services on a managed basis where the clients provide us with an insertion order and we launch and manage the program on the SRAX platform on their behalf.

Second, SRAX MD product is a healthcare-focused programmatic platform that utilizes the SRAX platform and allows pharma brands and publishers of medical content to create custom exchanges that invite specific advertisers to bid on inventory on their sites. We’ve partnered with leading medical content publishers, apps, associations and websites to offer agencies and brands the ability to reach a verified audience of 500,000 healthcare professionals outside of traditional medical content. To date, we have curated a large whitelist of 3,000+ domains that have been approved by med-legal and regulatory teams at some of the largest brands in the pharma industry.  Pharma companies and their agencies utilize our platform to reach health care professionals that represent specific disease states.   For example, a drug company that has a cancer drug can reach a specific type of oncologist while they are on both pharma and non pharma related sites.  We have built a significant database on many different health care professional types.

Third, SRAX Social is a social media platform and complete management tool that allows brands to launch, distribute, track and optimize social and digital media and consumer engagement campaigns. This is an easy to use social media platform that captivates and engages consumers for complete social loyalty integration for both large and small brands.  Our tools help brands identify natural influencers and then assist them in creating lookalike audience’s that can be used to target ads against.

Our suite of products are designed to generate long-term recurring revenue streams from our core technologies

Value Accretive Acquisitions

Another factor that make us compelling is our ability to target and acquire solid businesses that expand on our strengths and further increase our footprint within the industry. Such value accretive acquisitions generate immediate and long-term growth.

In 2014, we acquired Steel Media and Five Delta to continue the consolidation of our social and real-time bidding offerings. Five Delta was a privately-held company specializing in the execution and management of media buys across social platforms. Five Delta has two pending patents that optimize the media buying process.  Five Delta’s technology and market knowledge complement ours and has further enhanced our offerings to customers and is now part of our SRAX Social offering.

We also acquired Steel Media, a privately-held company with nearly $8 million in 2013 revenue and a 15-year track record of providing display, mobile, video and email advertising inventory to top consumer brands and ad agencies. Following the acquisition, Richard Steel is our President and Chad Holsinger now serves as our Chief Revenue Officer. This acquisition also enhanced our real time bidding exchange and expanded our digital advertising SSP and DSP offerings.

We have combined our GroupAd, SRAX DI and Five Delta to create SRAX Social.  The newly formed SRAX Social team provides greater insight into automating the social marketing and media space while offering all-encompassing marketing services.

Over the next several months, we plan to focus on growing organically, creating partnerships to further enhance our platform, bolster our target audience and refine our technology to create better engagement for our advertisers.

Fourth Quarter and Year End 2015 Financial Results

Coming off the heels of an extremely strong quarter and our best year yet, I would like to now turn our focus on to the fourth quarter and 2015 year end financial summary.

We reported a 492% year-over-year revenue growth for the full year of 2015, beating our guidance of $30 million by almost $300,000. We achieved positive operating income of $1.1 million and positive Adjusted EBITDA of $2.9 million for 2015. Gross profit increased to $15.9 million for 2015, compared to $2.3 million for 2014.

We reported a net loss of $2.7 million for 2015, a significant improvement when compared to a net loss of $4.4 million for 2014. The improvement in net loss was attributed to the growth of revenue from our SRAX platform clients. For 2015, net loss was $0.10 per diluted share, compared to a net loss of $0.20 per diluted share for 2014.

For the full year of 2015, Adjusted EBITDA was a positive $2.9 million compared to loss of $1.9 million for 2014, a $4,800,000 swing. Adjusted EBITDA is an important operating measure for us as a result of certain non-cash items in the P and L. We find that this measure provides a clearer view of the operating cash being generated by Social Reality.

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Here is a breakdown of our fourth quarter highlights:

Revenue for the fourth quarter of 2015 was $8.1 million, an increase of 124% over the fourth quarter of 2014, and an increase of 10% sequentially from the third quarter of 2015. Gross profit increased to $4.4 million for the fourth quarter of 2015, compared to $1.9 million for the same period of 2014.

We reported a net loss of $426,499 for the fourth quarter of 2015, compared to a net loss of $1.9 million for the corresponding period of 2014. Adjusted EBITDA was $1.1 million for the quarter ended December 31, 2015, compared to a loss of $119,000 for the same period of 2014.

Our cash and cash equivalents totaled $1,091,186 on December 31, 2015. Current assets and total assets were $8.5 million and $28.5 million respectively, while current liabilities and total liabilities were $16.6 million and $24.6 million respectively. As of December 31, 2015, we had stockholders' equity of $3.9 million.

Fourth Quarter Operational Highlights

During the fourth quarter, we launched a new version of our SRAX APP product for large influencers and our next generation SRAX MD medical programmatic digital ad platform. We also increased our visibility with the investment community through the attendance of financial investor conferences.

On the corporate side, we recently announced the appointment of Rodney J. Dillman to our board of directors. He currently serves as the non-executive Chairman of Board of Directors of Babson Capital Global Short Duration High Yield Fund, a $500 million closed-end fund trading on the New York Stock Exchange and brings with him an expertise in corporate and capital markets. We believe he will serve as an invaluable asset to our management team and look forward to benefitting from his judgment and counsel.

We have also announced today the appointment of Rahul Thumati as the new CFO of Social Reality.   We are very excited to have Rahul join the team and help us provide our analyst community with more insight into the financial performance of the company.

I would like to thank you for your support. We are very encouraged by the opportunities we have generated thus far and believe we offer a compelling investment proposition to our investors. Our management team remains committed to providing the most effective tools for brand advertisers to maximize their media planning, buying and measurement through our suite of proprietary products.

Our focus for 2016 will be on the development and execution of our specialty platforms directed at specific verticals to further differentiate Social Reality’s services and to generate value for our new and existing brand advertising clients as well as our stockholders.

We look forward to sharing our progress with you again in the next quarter.

We would now like to open up the call for questions.

Q&A Session: Operator

Final Remarks:  Robert Haag

So with that, I would like to thank all Social Reality stockholders for their participation on today’s call and their support for the company.  This concludes our fourth quarter and 2015 full year conference call.